EXHIBIT 10.1

KINDERCARE LEARNING COMPANIES, INC.

SHORT TERM INCENTIVE PLAN

1.
Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:
1.1
Affiliate – any entity that (i) directly or indirectly through one or more intermediaries, is controlled by the Company or in which the Company has a significant equity interest, in each case as determined by the Committee, and (ii) has adopted the Plan.
1.2
Base Salary – the annualized base salary paid to a Participant.
1.3
Board – the Board of Directors of KinderCare Learning Companies, Inc.
1.4
Cause – unless otherwise defined in an employment or other governing agreement between a Participant and the Company or an Affiliate, a determination by the Company that a Participant has engaged in conduct that constitutes “Cause” under the Company’s Amended and Restated 2022 Incentive Award Plan (the “Equity Incentive Plan”) or other equity compensation plan under which Participant has received an award, as determined by the Committee.
1.5
Change in Control – the same definition of this term as in the Equity Incentive Plan, unless the Committee determines that the corresponding definition of any other severance plan or policy shall apply.
1.6
Committee – the Compensation Committee of the Board or other committee of the Board as the Board may designate to have responsibility for administration of this Plan. In the event the Board does not designate a committee as responsible for the administration of this Plan, the references herein to Committee shall refer to the Board.
1.7
Company – KinderCare Learning Companies, Inc., a Delaware corporation.
1.8
Disability –the same definition of this term as in the Equity Incentive Plan.
1.9
Eligible Employee – any employee of the Company or of an Affiliate selected by the Committee.
1.10
Incentive Award – the opportunity to earn an Incentive Payment on the terms and conditions established for each Participant by the Committee for each Performance Period pursuant to Section 3.1.
1.11
Incentive Payment – an amount payable to a Participant pursuant to Section 3.2.

1.12
Participant – an Eligible Employee designated by the Committee as eligible to receive an Incentive Award under the Plan.
1.13
Performance Criteria – the financial, operational and/or strategic performance metrics, goals or objectives established by the Committee for a Performance Period in accordance with the terms of the Plan, which may include (but are not limited to): net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense or other adjustments determined by the Committee); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes), adjusted net income or direct operating income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; center growth; number or growth in full-time enrollment; occupancy or other measure of the utilization of center capacity; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives.
1.14
Performance Period – the Company’s fiscal year or such other period as determined by the Committee from time to time.
1.15
Plan – this KinderCare Learning Companies, Inc. Short Term Incentive Plan, as it may be amended from time to time.
1.16
Recoupment Policy – the Company’s Policy for Recoupment of Incentive Compensation with an Effective Date of October 10, 2024, as amended from time to time.
1.17
Retirement – the same definition as “Qualifying Retirement” in the Equity Incentive Plan.
1.18
Section 409A – Section 409A of the Internal Revenue Code of 1986, as amended.

1.19
Termination Event – the termination of a Participant’s employment with the Company or an Affiliate for any reason, voluntarily or involuntarily, with or without Cause, including by reason of the Participant’s death, Disability, or Retirement; provided, however, a Termination Event shall not be deemed to occur if there is a simultaneous reemployment or continuing employment of the Participant by the Company or any Affiliate, or, in the discretion of the Committee, the Participant’s service is interrupted for any approved leaves of absence. The Committee, in its discretion, shall determine the effect of all matters and questions relating to whether a Termination Event has occurred, including whether a particular leave of absence constitutes a Termination Event.
2.
Administration.
2.1
Authority of Committee. This Plan will be administered and interpreted by the Committee in its absolute discretion, consistent with this Plan. The Committee shall have the authority, subject to the terms of the Plan, to (i) make Incentive Awards, (ii) determine when and to whom Incentive Awards will be granted, as well as all matters relating to eligibility to receiving Incentive Payments, (iii) determine the form, amount and other terms and conditions of each Incentive Award, (iv) set the Performance Period and establish the Performance Criteria and relationship between the Performance Criteria and Incentive Payments, and (v) otherwise administer the Plan. The Committee’s interpretation of the Plan and of any Incentive Payments made or to be made under the Plan shall be final and binding on all persons with an interest therein. The Committee shall have the power to establish regulations to administer the Plan and to change such regulations.
2.2
Delegation. The Committee may delegate to the Chief Executive Officer the authority, with respect to Participants who are not executive officers of the Company, to (i) determine which of such Eligible Employees will be granted Incentive Awards under the Plan, (ii) determine the amount and terms of Incentive Awards under the Plan for such Participants and (iii) take all other actions of the Committee, including administration and interpretation of such Incentive Awards. Incentive Awards granted pursuant to such delegated authority shall be made consistent with the criteria established by the Committee and shall be subject to any other restrictions placed on the delegation by the Committee.
2.3
Exercise of Discretion. Except as the Plan otherwise provides, the terms of each Incentive Award to a Participant need not be identical, and the Committee need not treat Participants, Incentive Awards or Incentive Payments (or portions thereof) uniformly.
3.
Incentive Award for a Performance Period.
3.1
Incentive Award.
(a)
Grant of Incentive Award. The Committee shall designate which Eligible Employees will be granted an Incentive Award for each Performance Period; determine the amount of the potential Incentive Payment, which may be expressed as a percentage of Base Salary (as determined by the Committee from time to time); select applicable Performance Criteria; identify the weights thereof; and determine the relationship between the degree to which Performance Criteria have been achieved and Incentive Payments.
(b)
Performance Criteria.
(1)
The Committee shall determine and set the Performance Criteria applicable to each Incentive Award, including to the extent determined by the Committee, the minimum (threshold), target and maximum level of performance of such Performance Criteria. All such Performance Criteria applicable to Incentive Awards shall be applied in a manner consistent with usual Company practice and such rules and conditions as the Committee may establish. Performance Criteria that are financial measures shall be computed in accordance with United States generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements, except the Committee may provide that one or more objectively determinable adjustments shall be made to the financial measures on which the Performance Criteria are based, which may include adjustments that would cause such metrics to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, such as excluding specified amounts or categories of amounts, or excluding the impact of specified unusual or nonrecurring events, including, but not limited to: acquisitions, divestitures, restructuring activities, asset write-downs, litigation judgments or settlements, or changes in tax laws or accounting principles.
(2)
Performance Criteria may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more of the other financial, operational or strategic metrics, as an incremental decrease or increase, as a growth rate or change from preceding periods, as a comparison to budget or operation plan, or as a comparison to the performance of specified companies, indices or other external measures. Performance Criteria also may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.
3.2
Incentive Payment. Following the close of each Performance Period and prior to the making of any Incentive Payment, the Committee shall determine whether and to what extent Performance Criteria and all other factors upon which the Incentive Payment is based have been attained. In determining whether and to what extent a Performance Criteria has been attained, the Committee may make adjustments based on unusual or unique circumstances or the impact of acquisitions, divestitures or other major unusual events. A Participant who is employed by the Company or any Affiliate through the last day of the Performance Period shall be eligible for an Incentive Payment, if any such Incentive Payment is made, provided such Participant continues to be employed by the Company or such Affiliate on the date such Incentive Payment is made. Subject to any deferred compensation election pursuant to any such plans of the Company, the Incentive Payment shall be made by March 15 of the year following the calendar year in which the Performance Period ends.
3.3
Limitations.
(a)
If Performance Criteria Are Not Achieved. If Performance Criteria (or, at minimum, the threshold levels of such Performance Criteria) are not achieved during the Performance Period, no Incentive Payments shall be made to a Participant under this Plan.
(b)
Pro-ration or Elimination of Incentive Payment. Participation in the Plan ceases upon a Termination Event. Upon a Termination Event due to Retirement, death or Disability during the Performance Period, the Committee may determine, in its discretion, that a Participant is eligible to receive a pro-rated Incentive Payment or all or some other portion of the Incentive Payment. Upon a Termination Event for any other reason (other than Cause) during the Performance Period, a Participant will be ineligible for an Incentive Payment unless the Committee determines otherwise. Any pro-rated Incentive Payments approved by the Committee pursuant to this Section 3.3(b) shall be based on actual achievement of the Performance Criteria as determined by the Committee at the end of the applicable Performance Period, and prorated based on the number of days in the Performance Period the Participant was employed by the Company or an Affiliate. Any pro-rated Incentive Payment will be paid at the same time as such Incentive Payment would have been made had the Participant remained employed for the entire Performance Period. Notwithstanding anything to the contrary in this Plan, a Participant who is terminated for Cause will not be eligible to receive any Incentive Payment, regardless of whether such termination occurs during or after the Performance Period.
(c)
Adjustments. The Committee is authorized at any time prior to the payment of an Incentive Award, in its discretion and based on such considerations as it deems appropriate, to adjust the amount otherwise payable to the Participant in connection with an Incentive Award.
(d)
Effect of a Change in Control.
(1)
To the extent that a Participant is also a “Participant” in the Company’s Change in Control Severance Plan established effective as of May 13, 2022 (as amended from time to time, the “CIC Severance Plan”), the terms of the CIC Severance Plan shall control with respect to a Change in Control occurring prior to the end of a Performance Period and the

Incentive Award(s) held by such Participant at such time; provided that there shall be no duplication in the amount of or types of payments or benefits to Participant under the Plan and under the CIC Severance Plan in the event of a Change in Control.
(2)
Except as provided above, upon a Change in Control occurring prior to the end of a Performance Period, the Committee shall have discretion to determine whether and to what extent the Performance Criteria have been met, to accelerate the timing of an Incentive Payment, to unilaterally cancel any outstanding Incentive Award in exchange for cash or other property in such value determined by the Committee, to provide for the continuation, assumption or substitution of any Incentive Award, or to otherwise determine the effect of the Change in Control on the Performance Period, the Incentive Awards and any Incentive Payments.
4.
Nontransferability. None of a Participant’s rights in any Incentive Award, Incentive Payment, or otherwise under this Plan may be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations as provided herein, by will or the laws of descent and distribution, or, subject to the Committee’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. A Participant may designate, in a manner the Committee determines, a beneficiary or beneficiaries to receive amounts due in respect of any Incentive Award or to exercise the Participant’s rights under this Plan in the event of the Participant’s death or Disability.
5.
Tax Withholding. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company or an Affiliate may take such action as it deems appropriate to ensure that all applicable federal, provincial, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. A Participant must pay the Company, or make provision satisfactory to the Committee for payment of, any such taxes by the date of the event creating the tax liability as a condition precedent to the Company’s payment of any Incentive Payment or other amounts under this Plan.
6.
Amendment. The Committee may amend the Plan prospectively at any time and for any reason deemed sufficient by it without prior notice to any person affected by the Plan, except that no such amendment may materially impair the rights of any Participant with respect to an outstanding Incentive Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules.
7.
Miscellaneous.
7.1
Effective Date. The Plan is effective as of January 4, 2026, the beginning of the Company’s fiscal year 2026.

7.2
Term of the Plan. The Plan shall continue in existence until terminated by the Committee, which it may do at any time. No Incentive Award shall be granted after the termination of the Plan; provided, however, that an Incentive Payment with respect to a Performance Period which begins before such termination may be made thereafter.
7.3
Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
7.4
Applicability to Successors. The Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.
7.5
Employment Rights and Other Benefit Programs.
(a)
Neither the Plan nor the grant of an Incentive Award shall give any Participant any right to be retained in the employment of the Company or any Affiliate. The Plan shall not replace any contract of employment, whether oral or written, between the Company or any Affiliate and any Participant, but shall be considered a supplement thereto.
(b)
Neither the Plan nor the grant of an Incentive Award shall give any Participant a right to (i) participate in any other compensation or other employee benefit plan of the Company or an Affiliate, (ii) participate in any severance plan or policy, or any plan or policy relating to benefits in connection with a Change in Control (including the CIC Severance Plan), Retirement or Disability; (iv) receive the same employee benefits as any other employee of the Company or an Affiliate, or (v) receive any other Incentive Award under this Plan.
(c)
To the extent that a Participant is also an “Executive” participant in the Company’s Policy for Providing Severance Payments to Executives or is designated in writing by the Company as a participant in any other severance plan or policy (such policy or plan as applicable to such Participant and as amended from time to time, the “Severance Arrangement”), the terms of the Severance Arrangement shall control with respect to a Termination Event occurring prior to the end of a Performance Period and the Incentive Award(s) held by such Participant at such time; provided that there shall be no duplication in the amount of or types of payments or benefits to such Participant under the Plan and under the Severance Arrangement in the event of such Termination Event.
(d)
Incentive Payments received by a Participant pursuant to the Plan shall not be deemed a part of the Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law and shall not be included in, or have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Affiliate unless expressly so provided by such plan, contract or arrangement, or unless the Committee expressly determines that an Incentive Payment or portion of an Incentive Payment should be included to accurately reflect competitive practices or to recognize that an Incentive Payment has been made in lieu of a portion of competitive cash compensation.
7.6
No Trust or Fund Created. The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to the Plan, such right shall be an unfunded and unsecured promise to pay money in the future, and no Participant shall have any rights that are greater than those of an unsecured general creditor of the Company or of any Affiliate.
7.7
No Guarantee of Tax Consequences. Neither the Committee nor the Company or any Affiliate provides or has provided any tax advice to any Participant or any other person or makes or has made any assurance, commitment or guarantee that any federal, provincial, state, local, or other tax treatment will (or will not) apply or be available to any Participant or other person and assumes no liability with respect to any tax or associated liabilities to which any Participant or other person may be subject.
7.8
Code Section 409A.
(a)
The Plan and the Incentive Awards under the Plan are intended to be exempt from Section 409A as a short-term deferral, and shall be administered and interpreted consistent with such intent.
(b)
To the extent the Plan, Incentive Award or Incentive Payment made hereunder is deemed to be subject to Section 409A, an Incentive Payment that is payable on account of a termination of employment will be deemed to refer to the Participant’s “separation from service” within the meaning of Section 409A. If at the time of the Participant’s separation from service, the Participant is a “specified employee” as defined in Section 409A, any Incentive Payment will be made or provided no earlier than the first day of the seventh month following such Participant’s separation from service (or upon the Participant’s death, if earlier). In no event will the Company or Committee be responsible for any tax, penalty, interest or liability that arises as a result of a violation of Section 409A.
(c)
Notwithstanding anything herein to the contrary (including Section 6), the Committee may reform any provision of the Plan or an Incentive Award intended to be exempt from Section 409A to maintain to maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A; provided, however, that if no reasonably practicable reformation would avoid the imposition of any penalty tax or interest under Section 409A, no payment or benefit will be provided under the Incentive Award and the Incentive Award will be deemed null, void and of no force and effect, and the Company shall have no further obligation in connection with such Incentive Award.
7.9
Governing Law. To the extent that federal law does not otherwise control, the validity, construction and effect of the Plan or any bonus payable under the Plan shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.
7.10
Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.
7.11
Compensation Recovery Policy. Incentive Awards and any compensation associated therewith, including any Incentive Payment, shall be subject to forfeiture, recovery by the Company or other action to the extent provided in the Recoupment Policy or any other compensation recovery policy adopted by the Board of Directors or Committee at any time, including in response to the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, and any implementing rules and regulations thereunder, or as otherwise required by law. The terms of any Incentive Award may be unilaterally amended by the Committee to comply with the Recoupment Policy or any other such compensation recovery policy.